Exhibit No. 11

                    Commerce Bancorp, Inc. and Subsidiaries
                      Computation of Net Income Per Share
                (dollars in thousands, except per share amounts)

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
                                                   Three Months Ended    Six Months Ended
                                                         June 30,            June 30,
Primary Net Income Per Share                         1995      1994      1995      1994
Adjustment of income:
     Net income                                    $ 5,816   $ 5,289   $11,059   $ 9,926
     Preferred stock dividends                         140       393       281       786
                                                   -------   -------   -------   -------
     Adjusted net income applicable to
     common stock                                  $ 5,676   $ 4,896   $10,778   $ 9,140
                                                   =======   =======   =======   =======

Average shares of common stock and
 equivalents outstanding:
     Average common shares outstanding              10,595     7,789    10,148     7,769
     Common stock equivalents - dilutive options       253       274       248       255
                                                   -------   -------   -------   -------
     Average shares of common stock and
      equivalents outstanding                       10,848     8,063    10,396     8,024
                                                    ======     =====    ======     =====

Net income per share of common stock               $  0.52   $  0.61   $  1.03   $  1.14
                                                   =======   =======   =======   =======

Fully Diluted Net Income Per Share
Net income applicable to common stock
   on a fully diluted basis                        $ 5,816   $ 5,289   $11,059   $ 9,926
Less:  additional ESOP contribution
   under the if-converted method                        33        40        66        79
                                                   -------   -------   -------   -------
Adjusted net income applicable to
   common stock on a fully diluted basis           $ 5,783   $ 5,249   $10,993   $ 9,847
                                                   =======   =======   =======   =======

Average number of shares outstanding on
 a fully diluted basis:
     Average common shares outstanding              10,595     7,789    10,148     7,769
     Additional shares considered in fully
     diluted computation assuming:
        Exercise of stock options                      307       321       311       328
        Conversion of preferred stock                  559     1,506       559     1,506
                                                   -------   -------   -------   -------
Average number of shares outstanding
   on a fully diluted basis                         11,461     9,616    11,018     9,603
                                                    ======     =====    ======     =====

Fully diluted net income per share of
   common stock                                    $  0.50   $  0.54   $  1.00   $  1.02
                                                   =======   =======   =======   =======
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